As filed with the United States Securities and Exchange Commission on August 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE CONTAINER STORE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0565401
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

500 Freeport Parkway
Coppell, TX 75019

(972) 538-6000
(Address, including zip code, of  principal executive offices)

THE CONTAINER STORE GROUP, INC. AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN

(Full title of the plan)

Melissa Reiff
 Chief Executive Officer
The Container Store, Inc.
500 Freeport Parkway
Coppell, TX 75019
(972) 538-6000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.01 par value per share	7,500,000	$6.62	$49,650,000.00	$6,181.43

(1)                                 Consists of an additional 7,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), under The Container Store Group, Inc. (the “Registrant”) Amended and Restated 2013 Incentive Award Plan (the “Plan”).

(2)                                 Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Registrant, which results in an increase in the number of the outstanding shares of Common Stock.

(3)                                 For purposes of computing the registration fee only.  Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is the average of the high and low selling prices per share of Common Stock on July 31, 2018, as reported by the New York Stock Exchange.

EXPLANATORY NOTE

On September 12, 2017, at the annual meeting of shareholders of the Registrant, the Registrant’s shareholders approved the Plan.  Among other things, the Plan provides that the number of shares of Common Stock that may be granted under the Plan shall be increased by 7,500,000 in addition to the 3,616,570 shares of Common Stock that were previously authorized for issuance under the Plan.

This Registration Statement on Form S-8 relates to the additional 7,500,000 shares of Common Stock authorized for issuance under the Plan.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the Registration Statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission on November 4, 2013 (File No. 333-192067).

Item 8.         Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1

Specimen Stock Certificate evidencing the shares of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-191465) filed on October 21, 2013)

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of independent registered public accounting firm (Ernst & Young LLP)

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

99.1

The Container Store Group, Inc. Amended and Restated 2013 Incentive Award Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-36161), filed on September 18, 2017).

* Filed herewith.

2

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Coppell, State of Texas, on August 2, 2018.

THE CONTAINER STORE, INC.

By:	/s/ MELISSA REIFF
Melissa Reiff
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Registrant hereby severally constitutes and appoints Melissa Reiff and Jodi Taylor as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MELISSA REIFF	Chief Executive Officer and Director (principal executive officer)	August 2, 2018
Melissa Reiff

/s/ JODI TAYLOR	Chief Financial Officer, Chief Administrative Officer and Secretary (principal financial officer)	August 2, 2018
Jodi Taylor

/s/ JEFFREY A. MILLER	Vice President and Chief Accounting Officer (principal accounting officer)	August 2, 2018
Jeffrey A. Miller

/s/ WILLIAM A. TINDELL, III	Chairman of the Board of Directors	August 2, 2018
William A. “Kip” Tindell, III

/s/ SHARON TINDELL	President, Chief Merchandising Officer and Director	August 2, 2018
Sharon Tindell

/s/ JONATHAN SOKOLOFF	Director	August 2, 2018
Jonathan Sokoloff

/s/ TIMOTHY FLYNN	Director	August 2, 2018
Timothy Flynn

/s/ J. KRISTOFER GALASHAN	Director	August 2, 2018
J. Kristofer Galashan

/s/ ROBERT E. JORDAN	Director	August 2, 2018
Robert E. Jordan

/s/ WALTER ROBB	Director	August 2, 2018
Walter Robb

/s/ RAJENDRA SISODIA	Director	August 2, 2018
Rajendra Sisodia

/s/ CARYL M. STERN	Director	August 2, 2018
Caryl M. Stern

3